Question 77 H.  Changes in control of Registrant


Series 1 - High Yield Bond Fund
				   03/31/05	% owned	    09/30/05	% owned
AIG Global Investment Group
160 Water Street
New York, NY 10038-4922		20,025,958	 27.97%	   1,830,860	 3.43%

Redemption of shares owned between 04/01/05 and 09/30/05.